Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$12,943,000.00	100.00%	$12,943,000.00	$722.22(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $22,685.98 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $722.22 registration fee for this offering, $21,963.76 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 409 dated June 16, 2009
To Prospectus Supplement and Prospectus dated February 5, 2007 and
Product Supplement No. 2 dated September 7, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

EKSPORTFINANS ASA

     Reverse Exchangeable Securities with Contingent Downside Protection

$2,545,000.00 12.50% Enhanced Yield Securities linked to the common stock of The Dow Chemical Company due December 18, 2009

$7,664,000.00 13.50% Enhanced Yield Securities linked to the common stock of JPMorgan Chase & Co. due December 18, 2009

$2,734,000.00 12.50% Enhanced Yield Securities linked to the common stock of Merck & Co., Inc. due September 21, 2009

Offering Information

Offerings:

This pricing supplement relates to three separate offerings of securities, each of which is linked to one, and only one, Underlying Stock. You may participate in any or all of the security offerings. This pricing supplement does not, however, allow you to purchase a security linked to a basket of more than one or all of the Underlying Stocks described below.

Issuer:	Eksportfinans ASA
Underlying Stock:	The Underlying Stock for each security offering will be the common stock of the issuers as set forth in the table below:

Underlying Stock (for each of the security offerings)	CUSIP No.	Relevant Exchange	Ticker Symbol
The Dow Chemical Company	260543103	NYSE	DOW
JPMorgan Chase & Co.	46625H100	NYSE	JPM
Merck & Co., Inc.	589331107	NYSE	MRK

Agent:	Wachovia Capital Markets, LLC
Principal Amount per security:	$1,000.00
Issue Price per security:	100.00%
Maturity Date:	Securities linked to The Dow Chemical Company Securities linked to JPMorgan Chase & Co. Securities linked to Merck & Co., Inc.	December 18, 2009 December 18, 2009 September 21, 2009
Valuation Date: (as further described in product supplement no. 2)	Securities linked to The Dow Chemical Company Securities linked to JPMorgan Chase & Co. Securities linked to Merck & Co., Inc.	December 11, 2009 December 11, 2009 September 14, 2009
Interest:

Securities linked to The Dow Chemical Company, 12.50% per annum, payable monthly.
Securities linked to JPMorgan Chase & Co., 13.50% per annum, payable monthly.
Securities linked to Merck & Co., Inc., 12.50% per annum, payable monthly.

Interest Payment Dates:	Securities linked to The Dow Chemical Company 18th of each month, starting July 18, 2009

	Securities linked to JPMorgan Chase & Co. Securities linked to Merck & Co., Inc.	18th of each month, starting July 18, 2009 21st of each month, starting July 21, 2009

Initial Stock Price:	Securities linked to The Dow Chemical Company Securities linked to JPMorgan Chase & Co. Securities linked to Merck & Co., Inc.	$16.08 $33.50 $24.43
Knock-in Price:	Securities linked to The Dow Chemical Company: $9.648, the price that is 40.00% below the initial stock price.
Securities linked to JPMorgan Chase & Co.: $21.775, the price that is 35.00% below the initial stock price.
Securities linked to Merck & Co., Inc.: $19.544, the price that is 20.00% below the initial stock price.
Share Amount:	Securities linked to The Dow Chemical Company Securities linked to JPMorgan Chase & Co. Securities linked to Merck & Co., Inc.	62.1891 29.8507 40.9333
Exchange Listing:	None
Trade Date:	June 16, 2009
Issue Date:	June 19, 2009
CUSIP Number:	Securities linked to The Dow Chemical Company Securities linked to JPMorgan Chase & Co. Securities linked to Merck & Co., Inc.	CUSIP No. 282645PZ7 282645QA1 282645QB9

Securities linked to The Dow Chemical Company	Per Security	Total
Public Offering Price	$1,000.00	$2,545,000.00
Underwriting Discount and Commission	$12.50	$31,812.50
Proceeds to Eksportfinans ASA	$987.50	$2,513,187.50

Securities linked to JPMorgan Chase & Co	Per Security	Total
Public Offering Price	$1,000.00	$7,664,000.00
Underwriting Discount and Commission	$12.50	$95,800.00
Proceeds to Eksportfinans ASA	$987.50	$7,568,200.00

Securities linked to Merck & Co., Inc	Per Security	Total
Public Offering Price	$1,000.00	$2,734,000.00
Underwriting Discount and Commission	$9.00	$24,606.00
Proceeds to Eksportfinans ASA	$991.00	$2,709,394.00

Additional terms specific to the securities

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 2 dated September 7, 2007. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 2 and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000095012307012382/u53557e424b2.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Selected risk considerations

     An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Stocks. These risks are explained in more detail in the “Risk factors” sections of the accompanying product supplement no. 2 dated September 7, 2007 and the accompanying prospectus supplement.

     No guaranteed return of principal. With an investment in the securities, you bear the risk of losing some or all of the value of your principal if a knock-in event occurs during the term of the securities and the final stock price is less than the initial stock price. Under these circumstances, at maturity, for each security you hold, the maturity payment amount that you will receive will be shares of the applicable Underlying Stock, which represents the number of shares of the applicable Underlying Stock equal to the share amount multiplied by the share multiplier. In these circumstances, you will lose some or all of the value of the principal amount of your securities and receive shares of the applicable Underlying Stock instead of a cash payment.

     Yield may be lower. The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security with the same maturity date.

     Relationship to the Underlying Stocks. You will have no rights against any of the Underlying Stock Issuers even though the market value of the securities and the amount you will receive at maturity depend on the performance of the applicable Underlying Stock. The Underlying Stock Issuers are not involved in the offering of the securities and have no obligations relating to the securities. In addition, you will not receive any dividend payments or other distributions on any of the Underlying Stocks, and as a holder of the securities, you will not have voting rights or any other rights that holders of the Underlying Stocks may have.

     No active trading market. The securities will not be listed or displayed on any securities exchange, the Nasdaq National Market or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the market price of any of the Underlying Stocks. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high.

     Potential conflicts of interest. Wachovia Capital Markets, LLC or its affiliates may presently or from time to time engage in business that may adversely affect the price of the securities, including hedging activities. In addition, the inclusion of commissions and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices. In the course of business, Wachovia Capital Markets, LLC or its affiliates may acquire non-public information relating to any of the Underlying Stock Issuers and, in addition, one or more affiliates of Wachovia Capital Markets, LLC may publish research reports about any of the Underlying Stock Issuers. Neither we nor Wachovia Capital Markets, LLC make any representation to any purchasers of the securities regarding any matters whatsoever relating to any of the Underlying Stock Issuers.

Hypothetical returns

     The following table illustrates the hypothetical maturity payment amount and corresponding hypothetical return at maturity per security (in each case, including interest payments), for a range of hypothetical final stock prices and the corresponding hypothetical price return of each of the Underlying Stocks and whether or not a knock-in event has occurred.

     The tables below assume no market disruption event, antidilution adjustments or settlement disruption event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the securities, tax liabilities could affect the after-tax rate of return on the securities to a comparatively greater extent than the after-tax return on each of the Underlying Stocks.

Securities linked to The Dow Chemical Company

     The examples are based on the following hypothetical terms:

  an initial stock price of $16.08;

  a knock-in price of $9.648;

  an interest rate of 12.50%; and

  an investment term of 179 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this pricing supplement.

		A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred

			Hypothetical		Hypothetical
			Maturity Payment		Maturity Payment
	Hypothetical Price	Hypothetical Return at	Amount	Hypothetical Return at	Amount
Hypothetical Final	Return of the	Maturity per Security	per Security	Maturity per Security	per Security
Stock Price	Underlying Stock	(Including Interest)(1)	(Including Interest)	(Including Interest)(1)	(Including Interest)
$8.04	-50.00%	-43.78%	$562.15	NA	NA
$8.84	-45.00%	-38.78%	$612.15	NA	NA
$9.648 (2)	-40.00%	-33.78%	$662.15	NA	NA
$10.45	-35.00%	-28.78%	$712.15	6.22%	$1,062.15
$11.26	-30.00%	-23.78%	$762.15	6.22%	$1,062.15
$12.06	-25.00%	-18.78%	$812.15	6.22%	$1,062.15
$12.86	-20.00%	-13.78%	$862.15	6.22%	$1,062.15
$13.67	-15.00%	-8.78%	$912.15	6.22%	$1,062.15
$14.47	-10.00%	-3.78%	$962.15	6.22%	$1,062.15
$15.28	-5.00%	1.22%	$1,012.15	6.22%	$1,062.15
$16.08 (3)	0.00%	6.22%	$1,062.15	6.22%	$1,062.15
$16.88	5.00%	6.22%	$1,062.15	6.22%	$1,062.15
$17.69	10.00%	6.22%	$1,062.15	6.22%	$1,062.15
$18.49	15.00%	6.22%	$1,062.15	6.22%	$1,062.15
$19.30	20.00%	6.22%	$1,062.15	6.22%	$1,062.15
$20.10	25.00%	6.22%	$1,062.15	6.22%	$1,062.15
$20.90	30.00%	6.22%	$1,062.15	6.22%	$1,062.15
$21.71	35.00%	6.22%	$1,062.15	6.22%	$1,062.15
$22.51	40.00%	6.22%	$1,062.15	6.22%	$1,062.15
$23.32	45.00%	6.22%	$1,062.15	6.22%	$1,062.15
$24.12	50.00%	6.22%	$1,062.15	6.22%	$1,062.15

(1)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a 179-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.

(2)	This is the knock-in price.

(3)	This is the initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of 12.50% Enhanced Yield Securities vs. The Dow Chemical Company*

* Based on an interest rate of 12.50% per annum and a 179-day term.

Securities linked to JPMorgan Chase & Co.

     The examples are based on the following hypothetical terms:

  an initial stock price of $33.50;

  a knock-in price of $21.775;

  an interest rate of 13.50%; and

  an investment term of 179 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this pricing supplement.

		A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred

			Hypothetical		Hypothetical
			Maturity Payment		Maturity Payment
	Hypothetical Price	Hypothetical Return at	Amount	Hypothetical Return at	Amount
Hypothetical Final	Return of the	Maturity per Security	per Security	Maturity per Security	per Security
Stock Price	Underlying Stock	(Including Interest)(1)	(Including Interest)	(Including Interest)(1)	(Including Interest)
$16.75	-50.00%	-43.29%	$567.13	NA	NA
$18.43	-45.00%	-38.29%	$617.13	NA	NA
$20.10	-40.00%	-33.29%	$667.13	NA	NA
$21.775 (2)	-35.00%	-28.29%	$717.13	NA	NA
$23.45	-30.00%	-23.29%	$767.13	6.71%	$1,067.13
$25.13	-25.00%	-18.29%	$817.13	6.71%	$1,067.13
$26.80	-20.00%	-13.29%	$867.13	6.71%	$1,067.13
$28.48	-15.00%	-8.29%	$917.13	6.71%	$1,067.13
$30.15	-10.00%	-3.29%	$967.13	6.71%	$1,067.13
$31.83	-5.00%	1.71%	$1,017.13	6.71%	$1,067.13
$33.50 (3)	0.00%	6.71%	$1,067.13	6.71%	$1,067.13
$35.18	5.00%	6.71%	$1,067.13	6.71%	$1,067.13
$36.85	10.00%	6.71%	$1,067.13	6.71%	$1,067.13
$38.53	15.00%	6.71%	$1,067.13	6.71%	$1,067.13
$40.20	20.00%	6.71%	$1,067.13	6.71%	$1,067.13
$41.88	25.00%	6.71%	$1,067.13	6.71%	$1,067.13
$43.55	30.00%	6.71%	$1,067.13	6.71%	$1,067.13
$45.23	35.00%	6.71%	$1,067.13	6.71%	$1,067.13
$46.90	40.00%	6.71%	$1,067.13	6.71%	$1,067.13
$48.58	45.00%	6.71%	$1,067.13	6.71%	$1,067.13
$50.25	50.00%	6.71%	$1,067.13	6.71%	$1,067.13

(1)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a 179-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.

(2)	This is the knock-in price.

(3)	This is the initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of 13.50 % Enhanced Yield Securities vs. JPMorgan Chase & Co.*

* Based on an interest rate of 13.50% per annum and a 179-day term.

Securities linked to Merck & Co., Inc.

     The examples are based on the following hypothetical terms:

  a initial stock price of $24.43;

  a knock-in price of $19.544;

  an interest rate of 12.50%; and

  an investment term of 92 days.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price and whether or not a knock-in event occurs, each determined by the calculation agent as described in this pricing supplement.

			A Knock-In Event Has Occurred		A Knock-In Event Has Not Occurred

				Hypothetical		Hypothetical
				Maturity Payment		Maturity Payment
		Hypothetical Price	Hypothetical Return at	Amount	Hypothetical Return at	Amount
Hypothetical Final		Return of the	Maturity per Security	per Security	Maturity per Security	per Security
Stock Price		Underlying Stock	(Including Interest)(1)	(Including Interest)	(Including Interest)(1)	(Including Interest)
$12.22		-50.00%	-46.81%	$531.94	NA	NA
$13.44		-45.00%	-41.81%	$581.94	NA	NA
$14.66		-40.00%	-36.81%	$631.94	NA	NA
$15.88		-35.00%	-31.81%	$681.94	NA	NA
$17.10		-30.00%	-26.81%	$731.94	NA	NA
$18.32		-25.00%	-21.81%	$781.94	NA	NA
$19.54	4(2)	-20.00%	-16.81%	$831.94	NA	NA
$20.77		-15.00%	-11.81%	$881.94	3.19%	$1,031.94
$21.99		-10.00%	-6.81%	$931.94	3.19%	$1,031.94
$23.21		-5.00%	-1.81%	$981.94	3.19%	$1,031.94
$24.43	(3)	0.00%	3.19%	$1,031.94	3.19%	$1,031.94
$25.65		5.00%	3.19%	$1,031.94	3.19%	$1,031.94
$26.87		10.00%	3.19%	$1,031.94	3.19%	$1,031.94
$28.09		15.00%	3.19%	$1,031.94	3.19%	$1,031.94
$29.32		20.00%	3.19%	$1,031.94	3.19%	$1,031.94
$30.54		25.00%	3.19%	$1,031.94	3.19%	$1,031.94
$31.76		30.00%	3.19%	$1,031.94	3.19%	$1,031.94
$32.98		35.00%	3.19%	$1,031.94	3.19%	$1,031.94
$34.20		40.00%	3.19%	$1,031.94	3.19%	$1,031.94
$35.42		45.00%	3.19%	$1,031.94	3.19%	$1,031.94
$36.65		50.00%	3.19%	$1,031.94	3.19%	$1,031.94

(1)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a 92-day investment term and, in the case of the applicable Underlying Stock, do not take into account dividends, if any, paid on the applicable Underlying Stock or any transaction fees and expenses.

(2)	This is the knock-in price.

(3)	This is the initial stock price.

     The following graph sets forth the return at maturity for a range of final stock prices both if a knock-in event has occurred and if a knock-in event has not occurred.

Return Profile of 12.50% Enhanced Yield Securities vs. Merck & Co., Inc*

* Based on an interest rate of 12.50% per annum and a 92-day term.

The Underlying Stocks

The Underlying Stock Issuers

     Provided below is a brief description of the Underlying Stock Issuers obtained from publicly available information published by the Underlying Stock Issuers. Neither we nor Wachovia Capital Markets, LLC make any representation to any purchasers of the securities regarding any matters whatsoever relating to the Underlying Stock Issuers. Any prospective purchaser of the securities should undertake an independent investigation of the Underlying Stock Issuers as in its judgment is appropriate to make an informed decision regarding an investment in the securities.

     Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the Exchange Act). Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by each of the Underlying Stock Issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

     The Dow Chemical Company is a diversified chemical company. The Dow Chemical Company is engaged in the manufacture and sale of chemicals, plastic materials, agricultural and other specialized products and services. The Dow Chemical Company has 150 manufacturing sites in 35 countries and produces approximately 3,300 products. The Dow Chemical Company operates in six segments: Performance Plastics, Performance Chemicals, Agricultural Sciences, Basic Plastics, Basic Chemicals and Hydrocarbons and Energy. It is also engaged in the property and casualty insurance and reinsurance business primarily through its Liana Limited subsidiaries. Information filed with the SEC by The Dow Chemical Company under the Exchange Act can be located by reference to SEC file number 001-03433.

     JPMorgan Chase & Co. is a financial holding company. JPMorgan Chase & Co.'s principal bank subsidiaries are JPMorgan Chase Bank, National Association (JPMorgan Chase Bank, N.A.), a national banking association with branches in 23 states, and Chase Bank USA, National Association (Chase Bank USA, N.A.), a national bank that is the Company's credit card issuing bank. JPMorgan Chase & Co.'s principal non-banking subsidiary is J.P. Morgan Securities Inc., its United States investment banking firm. The bank and non-bank subsidiaries of JPMorgan Chase & Co. operate nationally, as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks. Information filed with the SEC by JPMorgan Chase & Co. under the Exchange Act can be located by reference to SEC file number 001-05805.

     Merck & Co., Inc. is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a range of products to improve human and animal health. Merck & Co., Inc.'s operations are principally managed on a products basis and comprises of two business segments: the Pharmaceutical segment and the Vaccines and Infectious Diseases segment. Information filed with the SEC by Merck & Co., Inc. under the Exchange Act can be located by reference to SEC file number 001-03305.

Historical Data

     Each of the Underlying Stocks is listed on the Relevant Exchange under its respective symbol described above. The following table sets forth the high intra-day, low intra-day and quarter-end closing prices (in U.S. dollars) for each of the Underlying Stocks for the four calendar quarters in each of 2004, 2005, 2006, 2007 and 2008, the first quarter of 2009, and the period from April 1, 2009 to June 16, 2009. For each of the Underlying Stocks, the historical prices listed below were obtained from Bloomberg Financial Markets without independent verification. These historical prices should not be taken as an indication of future performance, and no assurance can be given that the price of either of the Underlying Stocks will not decrease such that you would receive less than the principal amount of your securities at maturity.

     Any historical upward or downward trend in the price of any of the Underlying Stocks during any period shown below is not an indication that the price of that Underlying Stock is more or less likely to increase or decrease at any time during the term of the securities. You should not take the historical performance levels as an indication of future performance of any of the Underlying Stocks. We cannot assure you that the future performance of any of the Underlying Stocks will result in your receiving the principal amount of your securities on the maturity date. The actual performance of each of the Underlying Stocks over the life of the securities may bear little relation to the historical levels shown below.

The Dow Chemical Company

				Quarter- End Closing
Quarter-Start Date	Quarter- End Date	High Intra-Day Price	Low Intra-Day Price	Price
1/1/2004	3/31/2004	44.21	37.49	40.28
4/1/2004	6/30/2004	42.45	36.36	40.70
7/1/2004	9/30/2004	45.40	37.95	45.18
10/1/2004	12/31/2004	51.34	41.82	49.51
1/1/2005	3/31/2005	56.75	47.60	49.85
4/1/2005	6/30/2005	50.49	42.95	44.53
7/1/2005	9/30/2005	49.36	40.20	41.67
10/1/2005	12/31/2005	47.21	40.55	43.82
1/1/2006	3/31/2006	45.15	40.26	40.60
4/1/2006	6/30/2006	43.10	37.01	39.03
7/1/2006	9/30/2006	39.97	33.00	38.98
10/1/2006	12/31/2006	41.55	38.13	39.94
1/1/2007	3/31/2007	47.26	39.02	45.86
4/1/2007	6/30/2007	47.60	43.71	44.22
7/1/2007	9/30/2007	47.96	38.89	43.06
10/1/2007	12/31/2007	47.39	39.20	39.42
1/1/2008	3/31/2008	40.00	33.01	36.85
4/1/2008	6/30/2008	42.90	34.64	34.91
7/1/2008	9/30/2008	38.50	30.82	31.78
10/1/2008	12/31/2008	32.28	14.93	15.09
1/1/2009	3/31/2009	16.68	5.89	8.43
4/1/2009	6/16/2009	18.99	8.14	16.08

JPMorgan Chase & Co.

				Quarter- End Closing
Quarter-Start Date	Quarter- End Date	High Intra-Day Price	Low Intra-Day Price	Price
1/1/2004	3/31/2004	43.84	36.31	41.95
4/1/2004	6/30/2004	42.56	34.62	38.77
7/1/2004	9/30/2004	40.25	35.50	39.73
10/1/2004	12/31/2004	40.45	36.35	39.01
1/1/2005	3/31/2005	39.65	34.35	34.60
4/1/2005	6/30/2005	36.49	33.36	35.32
7/1/2005	9/30/2005	35.95	33.32	33.93
10/1/2005	12/31/2005	40.56	32.98	39.69
1/1/2006	3/31/2006	42.42	37.88	41.64
4/1/2006	6/30/2006	46.80	39.34	42.00
7/1/2006	9/30/2006	47.49	40.40	46.96
10/1/2006	12/31/2006	49.00	45.51	48.30
1/1/2007	3/31/2007	51.95	45.91	48.38
4/1/2007	6/30/2007	53.25	47.70	48.45
7/1/2007	9/30/2007	50.48	42.18	45.82
10/1/2007	12/31/2007	48.02	40.15	43.65
1/1/2008	3/31/2008	49.28	36.02	42.95
4/1/2008	6/30/2008	49.75	33.96	34.31
7/1/2008	9/30/2008	48.35	29.25	46.70
10/1/2008	12/31/2008	50.50	19.69	31.53
1/1/2009	3/31/2009	31.64	14.96	26.58
4/1/2009	6/16/2009	38.94	25.32	33.50

Merck & Co., Inc.

				Quarter- End Closing
Quarter-Start Date	Quarter- End Date	High Intra-Day Price	Low Intra-Day Price	Price
4/1/2004	6/30/2004	48.78	44.28	47.50
7/1/2004	9/30/2004	47.73	32.65	33.00
10/1/2004	12/31/2004	34.24	25.60	32.14
1/1/2005	3/31/2005	32.61	27.50	32.37
4/1/2005	6/30/2005	35.36	30.40	30.80
7/1/2005	9/30/2005	32.34	26.97	27.21
10/1/2005	12/31/2005	32.51	25.50	31.81
1/1/2006	3/31/2006	36.65	31.82	35.23
4/1/2006	6/30/2006	36.84	32.75	36.43
7/1/2006	9/30/2006	42.50	35.30	41.90
10/1/2006	12/31/2006	46.33	41.24	43.60
1/1/2007	3/31/2007	46.55	42.35	44.17
4/1/2007	6/30/2007	55.14	44.52	49.80
7/1/2007	9/30/2007	53.73	48.11	51.69
10/1/2007	12/31/2007	61.62	51.44	58.11
1/1/2008	3/31/2008	61.18	36.84	37.95
4/1/2008	6/30/2008	42.24	34.49	37.69
7/1/2008	9/30/2008	38.90	30.34	31.56
10/1/2008	12/31/2008	32.44	22.82	30.40
1/1/2009	3/31/2009	31.64	20.10	26.75
4/1/2009	6/16/2009	27.85	22.33	24.43

Supplemental information regarding taxation in the United States

     The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 2), and the amount that constitutes Put Premium (as defined in the accompanying product supplement no. 2) are set forth in the table below.

	Deposit	Put Premium
Securities linked to The Dow Chemical Company	0.484%	12.016%
Securities linked to JPMorgan Chase & Co.	0.484%	13.016%
Securities linked to Merck & Co., Inc.	0.418%	12.082%

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain.

     Please refer to “Taxation in the United States” beginning on page PS-29 of the accompanying product supplement no. 2.

Supplemental plan of distribution

     The securities are being purchased by Wachovia Capital Markets, LLC (the agent) as principal, pursuant to terms agreements dated as of June 16, 2009 between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the securities.

     See “Supplemental plan of distribution” beginning on page PS-32 of the accompanying product supplement no. 2.